         Exhibit(g)(2)

ASSIGNMENT AND AMENDMENT OF RULE 17F-5 DELEGATION AGREEMENTS

         ASSIGNMENT AGREEMENT AND AMENDMENT (the "Rule 17f-5 Delegation Assignment Agreement"), dated as of April 30, 2009, among WADDELL & REED INVESTED PORTFOLIOS, INC., a Maryland corporation ("Assignor"), WADDELL & REED INVESTED PORTFOLIOS, a Delaware statutory trust, on behalf of each of its series ("Assignee"), and UMB BANK, N.A. ("Custodian").

         WHEREAS, Assignor, on its own behalf and on behalf of each of its series, and Custodian have entered into a Rule 17f-5 Delegation Agreement, as amended and restated from time to time ("Rule 17f-5 Delegation Agreement");

         WHEREAS, Assignor, which is comprised of more than one series (each, an "Old Fund"), shall be reorganized as a Delaware statutory trust and each Old Fund shall be reorganized as a corresponding separate new series of Assignee (each new series of Assignee that corresponds to an Old Fund, a "New Fund"), such reorganization to be effective as of the date hereof;

         WHEREAS, in connection with such reorganization, Assignor wishes to assign, on its own behalf or on behalf of each of its series its rights and duties under the Rule 17f-5 Delegation Agreement to Assignee, on behalf of its corresponding New Funds, and Assignee, on behalf of its respective corresponding New Funds, wishes to succeed to the rights and assume the duties of Assignor under the Rule 17f-5 Delegation Agreement, effective as of the date hereof;

         WHEREAS, Custodian is willing to consent to such assignment of Assignor's rights and delegation of Assignor's duties under the Rule 17f-5 Delegation Agreement to Assignee.

         WHEREAS, in connection with the assignments from Assignor to Assignee, the parties wish to amend the terms of the Rule 17f-5 Delegation Agreement so that, upon the effectiveness of this Rule 17f-5 Delegation Assignment Agreement, Assignee shall, on behalf of and with respect to each New Fund, succeed to the rights and responsibilities of the corresponding Old Fund.

         NOW, THEREFORE, the parties hereto agree as follows:

1.

Assignment/Delegation. Effective as of the date of this Rule 17f-5 Delegation Assignment Agreement, Assignor, acting on its own behalf and on behalf of each Old Fund, hereby assigns, transfers and sets over to Assignee, acting on behalf of each corresponding New Fund, the Rule 17f-5 Delegation Agreement and all the rights, title and interest, powers, privileges and remedies of Assignor as to the corresponding Old Fund under the Rule 17f-5 Delegation Agreement. Further, Assignee, acting on behalf of the applicable New Fund, hereby accepts the assignment of Assignor's Rule 17f-5 Delegation Agreement as to the corresponding Old Fund and the assignment of all the rights, title and interest, powers, privileges and remedies, as well as all duties, liabilities and obligations, of Assignor under the Rule 17f-5 Delegation Agreement as to the corresponding Old Fund.

2.

Consent by Custodian. Custodian consents to the assignment of the Rule 17f-5 Delegation Agreement and the resulting assignment of rights and duties as set forth in this Rule 17f-5 Delegation Assignment Agreement. Further, Custodian releases Assignor from all further obligations and liabilities arising under the Rule 17f-5 Delegation Agreement and acknowledges that Assignor intends to liquidate and dissolve following the reorganization described above.

3.

Redocumentation. Upon the effectiveness of this Rule 17f-5 Delegation Assignment Agreement, in connection with any and all transactions effected on or after the date hereof, all references in the Rule 17f-5 Delegation Agreement to Assignor shall be deemed to refer to Assignee and all references in the Rule 17f-5 Delegation Agreement to an Old Fund shall be deemed to refer to its corresponding New Fund. Except as expressly provided herein, all other terms and conditions of the Rule 17f-5 Delegation Agreement are confirmed in all respects.

4.

Representations. Each party hereto represents to the others that (i) this Rule 17f-5 Delegation Assignment Agreement does not and will not violate or conflict with its charter or by-laws (or comparable constituent documents), any law, regulation or order of any court or other agency of government applicable to it or any agreement to which it is a party or by which it or any of its property is bound; (ii) its obligations hereunder are legal, valid and binding on it and its assets enforceable in accordance with their terms; and (iii) the person signing this Rule 17f-5 Delegation Assignment Agreement for such party is an officer, director, trustee, and/or partner of such party and is authorized and duly empowered to do so.

5.

Governing Law. This Rule 17f-5 Delegation Assignment Agreement shall be construed in accordance with and governed by the laws of the State of New York. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of New York or the Commonwealth of Massachusetts or of the state courts of either such State or such Commonwealth.

6.

Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Rule 17f-5 Delegation Assignment Agreement to be duly executed and delivered as of the date and year first above written.

ASSIGNOR:

WADDELL & REED INVESTED PORTFOLIOS, INC. (on behalf of itself and each of its series listed in Schedule A attached hereto)

By:	/s/Mara D. Herrington
Name:	Mara D. Herrington
Title:	Vice President

ASSIGNEE:

WADDELL & REED INVESTED PORTFOLIOS (on behalf of itself and each of its series listed on Schedule A attached hereto)

By:	/s/Mara D. Herrington
Name:	Mara D. Herrington
Title:	Vice President

CUSTODIAN:

UMB BANK, N.A.

By:	/s/Bonnie L. Johnson
Name:	Bonnie L. Johnson
Title:	Vice President

SCHEDULE A

Waddell & Reed InvestEd Portfolios

Balanced Portfolio
Conservative Portfolio
Growth Portfolio